UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2014

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)
50 Health Sciences Drive Stony Brook, New York 11790 (Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:
631-240-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Item 3.02    Unregistered Sales of Equity Securities.

On June 3, 2014, Applied DNA Sciences, Inc. (the “Company”) closed a private placement of its common stock, par value $.001 per share (“Common Stock”), and warrants to purchase Common Stock (“Warrants”) with a group of investors (collectively, the “Investors”), including members of the Company’s senior management team and the Board of Directors, pursuant to subscription agreements for gross proceeds of $2,145,956. The Company issued and sold 18,735,429 shares of Common Stock at a purchase price of $0.11454 per share (“Purchase Price”) and Warrants to purchase 18,735,429 shares of Common Stock. The Purchase Price of the Common Stock represents a 5% discount to the volume weighted average closing price of the Common Stock from May 13, 2014 to May 16, 2014, which ranged from $0.1155 to $0.1245 per share during the period. The Warrants are exercisable at a price of $0.13744 per share (representing a 20% premium to the Purchase Price) for a period of one (1) year and do not have cashless exercise provisions. The Common Stock purchased as well as the Common Stock to be issued upon exercise of the Warrants will be subject to the six month holding period provisions of Rule 144.

The issuance of the Common Stock and the Warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that he or it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that he or it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

 Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Subscription Agreement
10.2	Form of Warrant

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2014	APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name:	James A. Hayward
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Subscription Agreement
10.2	Form of Warrant